f4vhi100820tfmc.txt

Exhibit 99

Additional Information

     Valhi Holding Company ("VHC"), TIMET Finance Management Company ("TFMC"),

the Harold Simmons Foundation, Inc. (the "Foundation"), the Contran Amended and

Restated Deferred Compensation Trust (the "CDCT"), Harold C. Simmons, Annette C.

Simmons, the Combined Master Retirement Trust (the "CMRT"), The Annette Simmons

Grandchildren's Trust (the "Grandchildren's Trust") and Contran Corporation

("Contran") are the direct holders of 92.3%, 1.2%, 0.9%, 0.3%, 0.3%, 0.2%, 0.1%,

less than 0.1% and less than 0.1%, respectively, of the common stock of the issuer, Valhi, Inc. ("Valhi").  Titanium Metals Corporation ("TIMET") is the

sole stockholder of TFMC.  VHC, Annette C. Simmons, the CMRT, Harold C. Simmons,

NL Industries, Inc. ("NL"), Valhi, Contran, the Foundation and the

Grandchildren's Trust are the holders of 24.9%, 11.3%, 8.6%, 4.1%, 0.8%, 0.5%,

0.4%, less than 0.1% and less than 0.1% of the outstanding common stock of

TIMET.  NL's percentage ownership of TIMET common stock includes 0.3% directly held by a subsidiary of NL. Valhi and TFMC are the direct holders of 83.0% and

0.5%, respectively, of the outstanding common stock of NL. Dixie Rice

Agricultural Corporation, Inc. ("Dixie Rice") is the direct holder of 100% of the outstanding common stock of VHC.  Contran is the holder of 100% of the outstanding common stock of Dixie Rice.

     Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C.

Simmons (the "Trusts"), of which Mr. Simmons is the sole trustee, or is held by

Mr. Simmons or persons or other entities related to Mr. Simmons. As sole trustee of each of the Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by each of the Trusts.  Mr.

Simmons, however, disclaims beneficial ownership of any shares of Contran stock that the Trusts hold.

     The Foundation directly holds approximately 0.9% of the outstanding shares of Valhi common stock and less than 0.1% of the outstanding shares of TIMET common stock. The Foundation is a tax-exempt foundation organized for charitable purposes.  Harold C. Simmons is the chairman of the board of the Foundation and may be deemed to control the Foundation.

     The CMRT directly holds approximately 0.1% of the outstanding shares of

Valhi common stock and 8.6% of the outstanding shares of TIMET common stock.

Contran sponsors the CMRT as a trust to permit the collective investment by master trusts that maintain the assets of certain employee benefit plans Contran and related companies adopt.  Mr. Simmons is the sole trustee of the CMRT and a member of the trust investment committee for the CMRT.  Mr. Simmons is a participant in one or more of the employee benefit plans that invest through the

CMRT.

     The CDCT directly holds approximately 0.3% of the outstanding shares of

Valhi common stock.  U.S. Bank National Association serves as the trustee of the

CDCT.  Contran established the CDCT as an irrevocable "rabbi trust" to assist

Contran in meeting certain deferred compensation obligations that it owes to

Harold C. Simmons.  If the CDCT assets are insufficient to satisfy such obligations, Contran is obligated to satisfy the balance of such obligations as they come due.  Pursuant to the terms of the CDCT, Contran (i) retains the power to vote the shares of the issuer's common stock held directly by the CDCT, (ii)

retains dispositive power over such shares and (iii) may be deemed the indirect beneficial owner of such shares.

     Mr. Harold C. Simmons is chairman of the board of Valhi, TIMET, VHC, Dixie

Rice and Contran, and chairman of the board and chief executive officer of NL.

     By virtue of the offices held, the stock ownership and his services as trustee, all as described above, (a) Mr. Simmons may be deemed to control certain of such entities and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of, and a pecuniary interest in,

shares of common stock directly held by certain of such other entities. However,

Mr. Simmons disclaims such beneficial ownership of, and such pecuniary interest in, such shares beneficially owned, directly or indirectly, by any of such entities, except to the extent of his vested beneficial interest, if any, in the shares the CDCT and the CMRT hold directly.

     The reporting person understands that NL and a subsidiary of NL directly own 3,604,790 shares and 1,186,200 shares, respectively, of Valhi common stock as of the date of this statement. As already stated, Valhi is the direct holder of approximately 83.0% of the outstanding common stock of NL. As a result of

Valhi's direct and indirect ownership of NL and its subsidiary, the reporting person further understands that, pursuant to Delaware law, Valhi treats the shares of Valhi common stock that NL and its subsidiary own as treasury stock for voting purposes. For the purposes of this statement, such shares of Valhi common stock that NL and its subsidiary hold directly are not deemed outstanding.

     Annette  C. Simmons is the wife of Harold C. Simmons and is the direct owner of 20,401,875 shares of TIMET common stock, 292,225 shares of NL common stock and 203,065 shares of Valhi common stock. Mr. Simmons may be deemed to share indirect beneficial ownership of such shares.  Mr. Simmons disclaims beneficial ownership of all securities that his wife holds directly.

     Mr. Harold C. Simmons is the direct owner of 7,442,787 shares of TIMET common stock, 1,000,200 shares of NL common stock and 343,183 shares of Valhi common stock.

     The Grandchildren's Trust, of which Harold C. Simmons and his wife are trustees and the beneficiaries are the grandchildren of his wife, is the direct holder of 31,800 shares of Valhi common stock and 15,432 shares of TIMET common stock. Mr. Simmons, as co-trustee of this trust, has the power to vote and direct the disposition of the shares of Valhi common stock the trust holds. Mr.

Simmons disclaims beneficial ownership of any shares of Valhi common stock that this trust holds.